                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


[X]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)(S) 240.14a-11(c) or (S)(S) 240.14a-12


                           Worldwide Xceed Group, Inc.
         -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4)  Proposed maximum aggregate value of transaction: Not Applicable

     (5)  Total fee paid: Not Applicable

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                  ---------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
                                                      -------------------------

     (3)  Filing Party:
                       ---------------------------------------------------------
     (4)  Date Filed:
                     -----------------------------------------------------------

                                                    WORLDWIDE XCEED GROUP, INC.


To Our Stockholders:

         Enclosed is a proxy statement for our Annual Meeting scheduled for Tuesday, March 20, 2001, which describes and solicits your approval for several proposals that are extremely important for the Company. These proposals include: a ten-for-one reverse stock split of the Company's common stock and an amendment to our certificate of incorporation to increase our authorized shares of common stock.

         The Company needs each and every stockholder to take the time now to participate in the voting and approval process, regardless of whether or not you plan to attend the Annual Meeting in person. It is crucially important to the Company's future that we obtain the necessary number of stockholder votes in favor of these critical proposals to assure their adoption.

         Management does not believe that these critical proposals are or should be controversial in any respect. They are simply necessary procedural steps which seek to address changes in circumstances that were unforeseen by the Company's prior management. While each of these proposals is described in great detail in the enclosed materials, I wanted to take a moment to summarize two of them in particular for you as follows:

         TO APPROVE AN AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A TEN-FOR-ONE REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK.

         This proposal is critical to the Company's continued listing on The Nasdaq National Market ("Nasdaq") and, for all intents and purposes, the Company's continued existence. As you know, the Company's common stock is currently listed on Nasdaq. As a result, the Company must meet the requirements for continued listing on Nasdaq under Nasdaq's maintenance criteria. The Nasdaq maintenance criteria include, among other things, the requirement that each company's common stock maintain a minimum bid price of at least $1.00 per share. Today, the Company does not satisfy the minimum bid price criteria. A reverse stock split, which should result in a higher trading price per share for the Company's common stock, may result in an increase in our common stock's trading price sufficient to meet the Nasdaq listing requirements.

         In addition, we believe that a higher per share trading price per share for the Company's common stock will enable the Company to attract additional interest in its common stock from the investment community, and particularly from market-makers. Numerous broker-dealers and investment bankers require that a company's common stock have a minimum public trading price before those broker-dealers or investment bankers will agree to make a market in that security. As a result, we believe that the reverse stock split could improve the liquidity of the public market for our common stock.

         It is almost certain that, in the absence of the approval and implementation of the reverse stock split, delisting from Nasdaq will occur on or about April 12, 2001. Even if this proposal is approved, there is no assurance that the stock market (given the current environment) will react properly and promptly to our changes and that the trading price of our common stock will increase so that the Company avoids delisting.

         TO APPROVE AN AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000 AND TO STATE THE TERMS OF THE AUTHORIZED BLANK CHECK PREFERRED SHARES.

         This proposal is also critical because its approval will give the Company the flexibility it needs to enter into new transactions or seek additional financing. An increase in the number of authorized shares of common stock will make available to the Company enough shares for issuance for corporate purposes such as future acquisitions, investment opportunities, stock splits, stock dividends or other distributions, conversion of convertible securities and/or future financings.

         The Company needs to authorize additional shares primarily as a result of the necessary but unexpected issuance of approximately 50 million new shares of common stock to the Company's Series A Preferred stockholders. In a deal entered into in January 2000 by the Company's prior management, the Series A Preferred stockholders received shares that were convertible into shares of the Company's common stock. As the price of the Company's stock fell, each share of Preferred Stock could be converted into more and more shares of common stock. As a result, over a very short period of time, the Preferred Stock was converted into millions of shares of common stock. This very unfortunate situation not only severely depressed the Company's stock price (and we believe continues to do so to a certain extent), but also essentially exhausted all of the remaining shares of common stock that the Company had been previously authorized to issue in order to raise new capital or for other proper corporate purposes.

         Fortunately, as the Company announced earlier this month, we have finally resolved the situation with the Series A Preferred stockholders by entering into an agreement whereby a cap has been placed on the number of shares of common stock that will be issued upon conversion of the Series A Preferred Stock. The Company's management believes that the positive effects of resolving the Company's obligation to the Series A Preferred stockholders could put the Company in a better position to maintain an increased price per share following the reverse stock split.

         It is now essential for the Company to move forward quickly and aggressively and, to do so, we need your approval of the reverse stock split and the increase in the number of authorized shares of common stock. Please help us take these necessary steps by dating and signing the enclosed proxy card and returning it promptly. Thank you for your continued support.


                                                  Very Truly Yours,

                                                  Howard A. Tullman
                                                  Chief Executive Officer

                           WORLDWIDE XCEED GROUP, INC.
                                  233 Broadway
                            New York, New York 10279
                                ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001
                                ----------------

To the Stockholders of Worldwide Xceed Group, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Worldwide Xceed Group, Inc., a Delaware corporation (the "Company") will be held at the Millenium Hilton, 55 Church Street, New York, New York on March 20, 2001 at 8:00 a.m. local time to consider and take action on the following matters:

1. To elect five directors to serve until the next annual meeting of stockholders.

2. To approve an amendment to Article Fourth of the Company's Certificate of Incorporation to effect a ten-for-one reverse stock split of the issued and outstanding shares of the Company's Common Stock.

3. To approve an amendment to the Amended and Restated Millennium Stock Option Plan to increase the number of shares reserved for issuance thereunder to 2,000,000 shares after giving effect to a ten-for-one reverse stock split and increase the maximum number of shares issuable to any one individual per year.

4. To approve an amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 and to state the terms of the authorized blank check preferred shares.

5. To ratify the appointment of Deloitte & Touche LLP, as the Company's independent certified public accountants.

6.      To transact such other business as may properly come before the meeting.

Holders of record of the Company's common stock at the close of business on February 8, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND IF PRESENT AT THE MEETING MAY WITHDRAW IT AND VOTE IN PERSON.

                                         By Order of the Board of Directors,
                                         Richard R. Dennerline, Secretary

                                         New York, New York
                                         February 26, 2001

                           WORLDWIDE XCEED GROUP, INC.
                                  233 Broadway
                            New York, New York 10022
                                ----------------
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001
                                ----------------
                                 PROXY STATEMENT
                                ----------------

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Worldwide Xceed Group, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Millenium Hilton, 55 Church Street, New York, New York at 8:00 a.m. local time on March 20, 2001 or at any adjournments thereof.

         This proxy statement and the accompanying Notice of Annual Meeting and proxy are first being sent to stockholders on or about February 26, 2001. The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. A proxy may be revoked by a stockholder at any time before it is exercised by filing an instrument revoking it with the Secretary of the Company, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person.

         Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on February 8, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on February 8, 2001, there were 49,440,665 shares of Common Stock outstanding and entitled to vote at the meeting. There were 872 record holders as of February 8, 2001. Each share will be entitled to one vote.

                        PROPOSAL 1--ELECTION OF DIRECTORS

General

         All directors of the Company are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The Company's Amended and Restated Bylaws provide that the Board of Directors shall consist of five members. However, pursuant to a Subscription Agreement between the Company and Spherion Corporation (formerly known as Interim Services, Inc.), Spherion Corporation has the right to designate two nominees to the Company's Board of Directors. Spherion has currently designated only one nominee. If Spherion elects to designate a second nominee for director, the Company's Amended and Restated Bylaws will be amended to increase the size of its Board of Directors. There are currently five members serving on the Board of Directors. All five of the Company's current directors are standing for re-election.

         Information is provided below with respect to the nominees for director. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise instructed. Each nominee for director has consented to serve as such if elected by the stockholders. However, if any nominee fails to stand for election or is unable to accept election, the persons named in the proxy may vote for such other person (or persons) as may be designated by the Board of Directors.

The nominees and their biographies are as follows:

Howard A. Tullman
Director since 2000
Age 55

         Howard A. Tullman has served as a director and as Chief Executive Officer of the Company since September 2000. Since March 2000, Mr. Tullman has been the General Manager of Chicago High Tech Investors I, LLC, an Internet-oriented investment fund. From September 1996 until February 2000, Mr. Tullman served as the chief executive officer of Tunes.com, Inc. and its predecessors, an Internet music site he co-founded and which was sold to EMusic.com, Inc. From October 1993 until October 1996, Mr. Tullman was the president and chief executive officer of Imagination Pilots, Inc., a multimedia software developer he founded in 1993. Mr. Tullman serves as a director of Emusic.com Inc. and the Princeton Review and is the chairman of the board of The Cobalt Group, Inc.

Terry A. Anderson
Director since 1999
Age 53

         Terry A. Anderson has served as a director since March 1999. He is a journalist, teacher, writer and nationally known speaker. Mr. Anderson is currently a visiting professor at Ohio University's Scripps School of Journalism, where he has taught since 1993. Mr. Anderson also currently writes a weekly opinion column on political, social and international affairs for King Feature Syndicate.

Edward A. Bennett
Director since 2000
Age 54

         Edward A. Bennett has served as a director since May 2000. Mr. Bennett has been a partner in (212) Ventures, a venture capital firm, since March 2000. Since November 1999, Mr. Bennett has served as the chairman of MOBILELOGIC, a wireless solutions company he co-founded. From 1995 until 1999, Mr. Bennett was president of Bennett Media Collaborative. Mr. Bennett is a director of SoftNet Systems, Inc., Key3Media Group, Inc. and Engage, Inc.

John A. Bermingham
Director since 1997
Age 56

         John A. Bermingham has served as a director since November 1997. Since August 2000, he has served as a managing partner and the chief operating officer of Capital Key Advisors, an investment banking firm. From 1998 until May 2000, Mr. Bermingham was the president and chief executive officer of Smith Corona Corporation. From 1996 until November 1998, he served as a principal with The Promar Group, a consulting company. From 1993 until 1996, Mr. Bermingham held the position of president and chief executive officer of AT&T Smart Cards Systems and Solutions, a division of AT&T.

Stuart N. Emanuel
Director since 2000
Age 57

         Stuart N. Emanuel has served as a director since November 2000. Mr. Emanuel has been the president of worldwide operations for the Business Solutions Group of Spherion Corporation, a human capital management company, since 1997. From 1989 until 1997 he acted as vice president of various divisions within Spherion. Mr. Emanuel is Chairman of the Board of Interim Technology
(Asia), Pte. Ltd., and a director of the Information Technology Association of America (ITAA), Amerihost Properties and Zanathon Inc., a Salt Lake City hi-tech company. Mr. Emanuel serves pursuant to Spherion Corporation's right to designate two nominees to the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Board Committees

         The Company has standing Audit and Compensation Committees. The Board of Directors as a whole acts as a Nominating Committee. All directors attended at least 75% of the Board meetings and assigned committee meetings during the fiscal year ended August 31, 2000. The Board of Directors held ten meetings during the fiscal year, the Audit Committee held four meetings and the Compensation Committee held three meetings.

         Audit Committee. The Audit Committee is comprised of three independent directors, as defined by the National Association of Securities Dealers, Inc. ("NASD"). The committee operates in accordance with its written charter adopted by the Board of Directors (set forth in Appendix A to this proxy statement). The Audit Committee reviews the preparations for and the scope of the audit of the Company's annual financial statements, reviews the Company's quarterly financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the Company's independent auditors, considers the effects that the provision of any non-audit services may have on auditor independence and monitors the functioning of the Company's accounting and internal control systems by meeting with representatives of management and the independent auditors. The Audit
Committee has direct access to the Company's independent auditors and counsel and performs such other duties relating to the maintenance of the proper books of account and records and other matters as the Board of Directors may assign from time to time. Terry Anderson, Edward Bennett and John Bermingham comprise the Audit Committee. Mr. Bennett succeeded Norman Docteroff on the Audit Committee in January 2001, following Mr. Docteroff's resignation from the Board of Directors and its committees in December 2000.

         Compensation Committee. The Compensation Committee operates in accordance with its written charter adopted by the Board of Directors. The committee supervises and makes recommendations with respect to compensation arrangements for the Company's executive officers. The Compensation Committee reviews the performance of the Company's executive officers, provides input regarding long-range planning for executive development and succession and administers the Company's option plans, including establishing the terms and amounts of option grants. Edward Bennett and John Bermingham currently comprise the Compensation Committee. Mr. Bennett succeeded Norman Docteroff on the Compensation Committee in December 2000, following Mr. Docteroff's resignation from the Board of Directors and its committees in December 2000.

Compensation of Directors

         Directors who are Company employees receive no additional compensation for their services as directors. Other than as discussed in the paragraph below, directors who are not employees do not receive a fee for attendance in person at meetings of the Board of Directors or committees of the Board of Directors, but are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at the meetings.

         Terry Anderson received a fee of $10,000 during fiscal 2000 for rendering consulting services to us. Mr. Bennett and Mr. Bermingham are entitled to receive an option to purchase 100,000 and 50,000 shares of Common Stock, respectively, as of February 8, 2000. The exercise price for such options would be $40.25.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") requires that the Company's directors and executive officers and beneficial owners of more than 10% of the Company's Common Stock file reports of holdings and transactions in the Company's Common Stock with the Securities and Exchange Commission and the Nasdaq National Market. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company is not aware of any person that has failed to file a required report. However, the Company did not receive written representations from Werner Haase, William Zabit, Edward

Bennett, John Bermingham, Norman Docteroff or John Gandolfo that no Form 5 was required to be filed for the fiscal year ended August 31, 2000. The Company has recently instituted a compliance program to assist its directors and executive officers with Section 16 filings.

                              EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation awarded, earned or paid for services rendered in all capacities by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for each of the last three fiscal years.

                                                 Summary Compensation Table


                                                                         Long Term
                            Annual Compensation                          Compensation
                                                                         Securities
       Name and                                                          Underlying          All Other
  Principal Position        Fiscal Year     Salary       Bonus ($)      Options (#)      Compensation ($)
--------------------        -----------     ------       ---------      -------------    -----------------
Scott A. Mednick(1)            2000          $350,000     $  200,000           600,000          $      0
Co-Chairman                    1999          $350,000     $1,080,000           300,000          $      0
                               1998          $ 43,750     $   80,000         1,000,000          $      0

Werner G. Haase (2)            2000          $500,000     $  102,550                 0          $ 52,000(3)
Chief Executive Officer,       1999          $500,000     $  150,000                 0          $ 84,299
President and Co-Chairman      1998          $500,000     $  300,000           500,000          $ 80,859

William N. Zabit(4)            2000          $405,000     $        0                 0          $      0
President                      1999          $405,000     $        0                 0          $  7,066
                               1998          $      0     $        0                 0          $      0

John P. Gandolfo(5)            2000          $213,000     $   75,000           250,000          $      0
Senior Vice President and      1999          $      0     $        0                 0          $      0
Chief Financial Officer        1998          $      0     $        0                 0          $      0

Kevin Labick(6)                2000          $275,000     $  168,000           125,000          $121,875(7)
Executive Vice President       1999          $      0     $        0           150,000          $      0
                               1998          $      0     $        0                 0          $      0

----------------------
(1)      Mr. Mednick resigned as Chairman of the Company in December 2000.
(2) Mr. Haase resigned as Chief Executive Officer and Co-Chairman in August 2000. Mr. Haase resigned as President in November 2000.
(3) Includes premiums for life insurance policies paid by the Company on behalf of Mrs. Haase.
(4)      Mr. Zabit resigned as President of the Company in March 2000.
(5) On September 29, 2000, Mr. Gandolfo resigned from his position. In connection with his resignation, 83,337 options granted to Mr. Gandolfo on November 1, 1999 were cancelled and 125,000 options granted on April 17, 2000 were cancelled.
(6) On September 12, 2000, Mr. Labick's employment was terminated. In connection with his termination, all of the options granted to Mr. Labick in fiscal years 1999 and 2000 were cancelled.
(7)      Includes payment made in connection with termination of employment.

OPTION GRANTS IN LAST FISCAL YEAR

         The table below sets forth information regarding stock options granted during fiscal year 2000 to each of the Named Executive Officers.

                            Option Grants in Last Fiscal Year

                                                                                                        Potential
                                                                                                    Realizable Value
                                                                                                    at Assumed Annual
                                    Individual Grants                                                Rates of Stock
                                    -----------------                                              Price Appreciation
                                                                                                   for Option Term (1)
                                                                                                   -------------------
                                                  Percent of Total
                           Number of Securities    Options Granted
                            Underlying Options     to Employees in      Exercise      Expiration
          Name                  Granted (#)          Fiscal Year      Price ($/SH)       Date          5%($)        10%($)
          ----                  -----------          -----------      ------------       ----          -----        ------
                                  250,000                2.9%                $13.63     4/05/03        $349,629      $715,175
Scott A. Mednick (2)(3)           250,000                2.9%                 $7.50     4/17/03        $192,188      $393,750
 Co-Chairman                      100,000                2.9%                 $7.50     4/17/03         $76,875      $157,500

Werner Haase                         0
Co-Chairman, Chief
Executive Officer and
President

William Zabit (4)                    0
President

John P. Gandolfo (5)              125,000                1.4%                $22.00    11/01/03        $433,469      $910,250
Senior Vice President and         125,000                1.4%                 $7.50     4/17/04        $147,773      $310,313
Chief Financial Officer

Kevin Labick (6)                  125,000                1.4%                 $7.50     4/17/04        $147,773      $310,313
Executive Vice President

---------------------
(1) Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises and Common Stock are dependent on the future performance of the Common Stock, overall market conditions and the continued employment of the officer. There can be no assurance that the amounts reflected in this table will be achieved.
(2)      Mr. Mednick resigned as Chairman of the Company in December 2000.
(3) 250,000 options vested on day of grant, while the additional grants vested on December 31, 2000.
(4)      Mr. Zabit resigned as President of the Company in March 2000.
(5) In connection with his resignation on September 29, 2000, 83,337 options granted to Mr. Gandolfo on November 1, 1999 were cancelled and 125,000 options granted on April 17, 2000 were cancelled.
(6) In connection with his termination on September 12, 2000, all of the options granted to Mr. Labick in fiscal year 2000 were cancelled.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR; FISCAL YEAR END OPTION VALUES

         The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of August 31, 2000. The last reported sale price of the Common Stock on August 31, 2000 was $7.625 per share. Accordingly, the values set forth below have been calculated based on that price less the applicable exercise price per share, multiplied by the number of shares underlying the options.

 Aggregated Option Exercises in Last Fiscal Year; Fiscal Year End Option Values

                                                                                Unexercised        Value of Unexercised
                                                                                Options at         In-the-Money Options
                                                                            Fiscal Year End (#)    at Fiscal Year End ($)
                                                                            ----------------       --------------------

                                Shares Acquired                                 Exercisable/           Exercisable/
Name                            on Exercise (#)     Value Realized ($)(1)      Unexercisable          Unexercisable
----                            ---------------     ---------------------      -------------          -------------
Scott A. Mednick  (2)                  0                      0                  1,349,990              $1,625,000
Co-Chairman                                                                    (Exercisable)          (Exercisable)
                                                                                  550,010                $43,750
                                                                              (Unexercisable)        (Unexercisable)

Werner G. Haase  (3)                   0                      0                   743,750               $3,033,594
Chief Executive Officer,                                                       (Exercisable)          (Exercisable)
President and Co-Chairman

William Zabit (4)                      0                      0                      0                      $0
President

John P. Gandolfo (5)                   0                      0                    41,663                   $0
Senior  Vice   President  and                                                  (Exercisable)          (Exercisable)
Chief Financial Officer                                                           208,337                $15,625
                                                                              (Unexercisable)        (Unexercisable)

Kevin Labick (6)                     25,000               $175,000                 62,500                   $0
Executive Vice President                                                       (Exercisable)          (Exercisable)
                                                                                  187,500                $15,625
                                                                              (Unexercisable)        (Unexercisable)

(1) Represents the difference between the average of the high and low prices of the Common Stock on the Nasdaq National Market on the date of exercise and the option exercise price multiplied by the number of shares acquired on exercise.
(2)      Mr. Mednick resigned as Chairman of the Company in December 2000.
(3) Mr. Haase resigned as Chief Executive officer and Co-Chairman of the Company in August 2000. Mr. Haase resigned as President in November 2000.
(4)      Mr. Zabit resigned as President of the Company in March 2000.
(5) Mr. Gandolfo resigned as Senior Vice President and Chief Financial Officer of the Company in September 2000.
(6)      Mr. Labick's employment with the Company was terminated in September
         2000.

Performance Graph

The graph set forth below compares the "cumulative stockholder return" to stockholders of the Company as compared with the return of the Nasdaq National Market and a group of eleven companies that the Company deems comparable consisting of AnswerThink Consulting Group, Inc., Sapient Corporation, Organic Inc., Cysive, Inc., iXL Enterprises, Inc., RareMedium Group Inc., Proxicom, Inc., Lante Corporation, Scient Corporation, Razorfish, Inc. and marchFIRST, Inc. (the "Peer Group Index"). "Cumulative stockholder return" has been computed assuming an investment of $100 on August 31, 1995 and assumes a reinvestment of all dividends. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of future performance.


                            [GRAPH OF INDEXED RETURNS]


                                 Indexed Returns

                                                                          YEARS ENDING
                                                                          ------------
COMPANY INDEX                         AUG. 95       AUG. 96        AUG. 97          AUG. 98       AUG. 99        AUG. 00
-------------                         -------       -------        -------          -------       -------        -------
WORLDWIDE XCEED GROUP, INC.             100.0         148.1          192.6            355.6        1055.6          451.9
NASDAQ (US)                             100.0         112.8          157.3            148.7         276.3          422.1
PEER Group                              100.0          79.6           99.7            134.2         272.9          282.5

Employment Agreements

         During fiscal 2000, the Company had employment agreements with Howard
A. Tullman, Scott A. Mednick, Werner G. Haase, William N. Zabit, John P. Gandolfo and Kevin D. Labick. As stated below, the Company's employment agreements with Werner G. Haase, William N. Zabit, John P. Gandolfo and Kevin D. Labick have been terminated.

         Howard A. Tullman. In August 2000, the Company entered into a three year employment agreement with Howard A. Tullman, the Company's current Chief Executive Officer. Mr. Tullman was selected by the Board of Directors to succeed Mr. Haase upon his resignation of the position of Chief Executive Officer in August 2000. Pursuant to his employment agreement, Mr. Tullman receives an annual base salary of $400,000 and has received options to purchase up to 1 million shares of Common Stock. Mr. Tullman is also eligible to receive bonuses at the discretion of the Board of Directors. If Mr. Tullman is terminated by the Company without cause during the first year of his employment, he is entitled to receive the balance of his annual salary up to and through the 18th month of his employment term; during the second or third year of his employment, he is entitled to receive the balance of his annual salary up to and through the 36th month of his employment term; or after his initial three year term, he is entitled to six months severance. In the event of a change in control of the Company during the initial three-year term of Mr. Tullman's employment agreement, where the controlling entity does not assume the employment agreement or breaches its provisions, Mr. Tullman is entitled to the severance arrangements and acceleration of his options as set forth above. Mr. Tullman's employment agreement contains a non-compete covenant that is in effect during the term of his employment and for 12 months after his termination. Although this employment agreement is dated August 4, 2000, Mr. Tullman did not assume executive responsibilities until the beginning of fiscal year 2001.

         Scott A. Mednick. In December 2000, Scott A. Mednick resigned his position as Chairman of the Company pursuant to a separation agreement. In July 1998, the Company had entered into an employment agreement with Mr. Mednick, which was amended in September 1999 and April 2000. Pursuant to the separation agreement, Mr. Mednick will continue to receive his base salary at the time of his resignation of $385,000 through July 17, 2001 and will maintain his right to vested and unvested stock options, in accordance with the terms of the stock option plans they were issued under. The Company will also continue to provide Mr. Mednick with medical, disability and life insurance benefits through July 17, 2001. Pursuant to the separation agreement, Mr. Mednick has released the Company from all other compensation obligations under his employment agreement. In addition, Mr. Mednick has agreed that the noncompetition covenant contained in his employment agreement will remain in effect for so long as the Company pays his severance benefits under the separation agreement, but not later than July 17, 2001 and that he will continue to be bound by a confidentiality agreement with the Company. Prior to the termination of Mr. Mednick's employment agreement, the agreement provided for an initial term of two years and a renewal term of two years if not terminated at the end of the initial two year term. Mr. Mednick's terminated employment agreement also provided that if there was a change in control, he would be entitled to receive a one-time payment equal to three times his then-current annual compensation (including bonuses).

         Werner G. Haase. In connection with the Company's sale of its Performance Enhancement Business in November 2000, Werner G. Haase resigned his position as President of the Company pursuant to a separation agreement. Mr. Haase also was the former Co-Chairman and Chief Executive Officer of the Company, positions he resigned in August 2000. In December 1996, the Company had entered into a five year employment agreement with Mr. Haase. Pursuant to the separation agreement, Mr. Haase relinquished all rights to vested and unvested stock options upon closing of the sale of the Company's Performance Enhancement Business, other than certain options to purchase an aggregate of 43,750 shares of Common Stock. Mr. Haase released the Company from all other obligations for compensation under his employment agreement. Prior to the termination of Mr. Haase's employment agreement, Mr. Haase was paid a base salary of $500,000 per year and the Company paid premiums, interest and other payments on a number of policies insuring his life with an aggregate face value of at least $2,300,000. Mr. Haase's terminated employment agreement also entitled him to receive bonuses, stock options and other incentives at the discretion of the Company's Board of Directors, and if there was a change in control, Mr. Haase would have been entitled to receive a one-time payment equal to three times his then-current annual compensation (including bonuses). Finally, his terminated employment agreement provided that upon his termination without cause, Mr. Haase would have been entitled to cancellation of all debts owed by him to the Company or to Journeycraft (a former wholly-owned subsidiary of the Company which was sold to 488 Performance Group) and the Company would have been obligated to pay him an amount in cash equal to 100% of the amount of indebtedness cancelled. As of August 31, 2000, the amount of Mr. Haase's indebtedness to the Company was $1,222,000. Mr. Haase's indebtedness, represented by a promissory note, was sold to a third party for $100,000 in connection with the closing of the Company's sale of its Performance Enhancement Business.

         William N. Zabit. In March 2000, William N. Zabit resigned as President of the Company. In September 1998, the Company had entered into a four year employment agreement with Mr. Zabit, which was terminated effective September 15, 2000. Prior to the termination of Mr. Zabit's employment agreement, Mr. Zabit was paid an annual base salary of $400,000 and the Company paid premiums, interest and other payments on a policy insuring his life with a face value of at least $2,000,000. Mr. Zabit's terminated employment agreement also entitled him to receive bonuses, stock options and other incentives at the discretion of the Board of Directors and if there was a change in control, Mr. Zabit would have been entitled to receive a one-time payment equal to three times his then-current annual compensation (including bonuses). Finally, his terminated employment agreement provided that upon his termination without cause, all debts owed to the Company by Mr. Zabit would have been cancelled in full. As of the effective date of his termination, Mr. Zabit was not indebted to the Company. Pursuant to certain promissory notes executed in connection with the Company's acquisition of Zabit & Associates, the Company was indebted to Mr. Zabit and another former shareholder of Zabit & Associates; however, as of August 9, 2000, the Company had paid off the promissory notes in full and was not indebted to those individuals.

         James P. Gandolfo. In September 2000, James P. Gandolfo resigned from his positions as Senior Vice President and Chief Financial Officer of the Company. In May 2000, the Company had entered into a two year employment agreement with Mr. Gandolfo. In connection with his resignation, Mr. Gandolfo relinquished all rights to vested and unvested stock options, other than certain options to purchase an aggregate of 41,663 shares of Common Stock. Prior to the termination of Mr. Gandolfo's employment agreement, Mr. Gandolfo was paid a base salary of $325,000 per year and was eligible to receive discretionary bonuses. Finally, his terminated employment agreement provided that upon his termination without cause, he would have been entitled to receive severance in an amount equal to three months of his annual salary.

         Kevin Labick. In September 2000, Kevin Labick was terminated from his position as an Executive Vice President of the Company pursuant to a separation agreement. In May 2000, the Company had entered into a two year employment agreement with Mr. Labick, which was amended in June 2000. Pursuant to the separation agreement, Mr. Labick relinquished all rights to unvested, non-exercisable stock options. Prior to the termination of Mr. Labick's employment, Mr. Labick was paid a base salary of $275,000 per year. His terminated employment agreement provided that upon his termination without cause, he would have been entitled to receive severance in an amount equal to twelve months of his annual salary. In connection with his termination, the Company paid Mr. Labick separation pay in the amount of $121,875.

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is responsible for reviewing the Company's overall compensation policies and, with the input of the Company's Chief Executive Officer, setting the compensation of the Company's executive officers. The Compensation Committee is comprised solely of two non-employee directors, Edward Bennett and John Bermingham. Mr. Bennett succeeded Norman Docteroff on the Compensation Committee in December 2000, following Mr. Docteroff's resignation from the Board of Directors and its committees in December 2000.

Compensation Philosophies and Goals

         The Company's executive compensation program for fiscal 2000, which consisted of a combination of base salary, cash bonuses and stock options, is designed in large part to align executive incentives with the Company's strategic goals. Accordingly, a portion of the total cash compensation of the Company's senior executives was directly linked to the Company's and the executive's satisfaction of specified goals. By tying compensation to the achievement of the Company's core objectives and fundamental values, the Company believes that a performance-oriented environment is created for its executives and other employees.

         The Company's executive compensation program for fiscal 2000 was also intended to align executive and stockholder interests by providing executives with an equity interest in the Company through the granting of stock options. The size of option grants was recommended by the Chief Executive Officer to the Compensation Committee for approval. The Compensation Committee based its review of such recommended grants on various factors, including the executive's responsibilities, the executive's past, present and expected contributions to the Company and the executive's current stock and option holdings.

         In addition to structuring its executive compensation program in a manner which will reward executives for the achievement of the Company's business objectives as well as for individual performance, the Company also seeks to attract and retain key executives through its compensation program.

Compensation in Fiscal 2000

Cash Compensation

         Base salaries of the executive officers for fiscal 2000 were determined by the Compensation Committee. In keeping with the Company's desire to create a performance-oriented environment through its compensation programs, the bonus component is a significant percentage of the overall cash compensation payable to the Company's executive officers.

         The Company adopted an executive bonus plan for 2000 which covered the executive officers and other senior management of the Company. Under the bonus plan, the Chief Executive Officer recommended to the Compensation Committee for approval the target amount of bonus compensation payable to each participant (other than himself) for the year. Each participant's actual bonus compensation was determined based on the Company's and the participant's, as the case may be, achievement of specified goals in four key measurement areas: client satisfaction, financial performance, organizational goals and personal goals. The weighting of each of the four measurements varied for each participant, depending on his or her role in the Company. Also, depending on a participant's role in the Company, the achievement of certain goals was measured on a Company-wide, industry-specific or individual office basis.

         In November 2000, the Compensation Committee reviewed the Company's and each executive officer's performance against the objective criteria described above. Based on this review, and in accordance with the criteria described above, bonus payments were approved to each executive officer as indicated in the Summary Compensation Table.

Incentive Compensation

         During fiscal 2000, the Named Executive Officers received options to purchase an aggregate of 975,000 shares of Common Stock at a weighted average exercise price of $10.93 per share, as indicated in the table in "Option Grants in Last Fiscal Year."

2000 Compensation of Chief Executive Officer

         Werner Haase served as the Company's Chief Executive Officer until his resignation from that position in August 2000. Mr. Haase's base salary, bonus and grants of options were determined in accordance with the same procedures and standards as for other executive officers of the Company.

         Howard Tullman has served as the Company's Chief Executive Officer since September 2000, following Mr. Haase's resignation. Pursuant to his employment agreement with us, Mr. Tullman currently receives an annual base salary of $400,000 and has received options to purchase up to 1 million shares of Common Stock. Mr. Tullman's bonus will be determined in accordance with the same procedures and standards as for other executive officers of the Company.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation's chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company has structured its option plans to qualify income received upon the exercise of stock options granted under the plans as performance-based compensation. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of the Company's compensation program in a manner designed to permit unlimited deductibility for federal income tax purposes.

                 CURRENT MEMBERS OF THE COMPENSATION COMMITTEE:

                                Edward A. Bennett
                                John A. Bermingham

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationships currently exist between the Company's officers and members of the Compensation Committee.

                          REPORT OF THE AUDIT COMMITTEE

         The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the NASD that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

         In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A to this proxy statement), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

         (1) reviewed and discussed the audited financial statements with management;

         (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

         (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact the auditors' objectivity and independence. In addition, in accordance with the Securities and Exchange Commission's new auditor independence requirements, the Audit

                  Committee has considered the effects that the provision of non-audit services may have on the auditors' independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2001, as filed with the Securities and Exchange Commission.

                      CURRENT MEMBERS OF THE AUDIT COMMITTEE:

                                       Terry A. Anderson
                                       Edward A. Bennett, Chairman
                                       John A. Bermingham

Audit Fees

         The Company has been billed a total of approximately $524,000 by Deloitte & Touche LLP, the Company's independent auditors, for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended August 31, 2000, the reviews of interim financial statements included in the Company's Forms 10-Q filed during the last fiscal year and accounting consultations regarding generally accepted accounting principles (GAAP).

Financial Information Systems Design and Implementation Fees

         There were no fees billed by Deloitte & Touche LLP for professional services rendered in connection with financial information systems design and implementation during the fiscal year ended August 31, 2000.

All Other Fees

         The Company has been billed a total of approximately $126,000 for all other services rendered by Deloitte & Touche LLP that are not set forth above.

                           RELATED PARTY TRANSACTIONS

         Prior to July 1996, Werner Haase had borrowed funds from Journeycraft which at the time of the acquisition of Journeycraft by us amounted to $1,000,000. As a result of the acquisition, the loan was transferred to the Company. The loan bears interest at 7% and is payable in annual installments of $100,000 which amount is first applied to interest and the balance to reduce principal. The remaining balance and any accrued interest is due in full in December, 2016. As of August 31, 2000, $1,222,000 was due from Mr. Haase. Mr. Haase's indebtedness, represented by a promissory note, was sold to a third party for $100,000 in connection with the closing of the Company's sale of its Performance Enhancement Business to 488 Performance Group, Inc., a company formed and privately-owned by Mr. Haase.

         In connection with the Company's acquisition of Zabit & Associates, the Company agreed to pay off certain promissory notes which were due to two former shareholders of Zabit & Associates in March 1999. The Company paid William Zabit, the former President of the

Company, $3,974,000, consisting of $3,840,000 of principal and $134,000 of interest and paid the other shareholder, who is now a Company employee, $993,600, consisting of $960,000 of principal and $33,600 of interest. In addition, in connection with this acquisition, in May 2000 the Company paid off promissory notes to Mr. Zabit and to another former stockholder of Zabit & Associates in the aggregate amount of $2,161,000.

         On July 31, 2000, the Company sold all the assets and liabilities associated with the JourneyCorp travel division to Journey Corp. .Com, a company formed and privately-owned by Nurit Kahane Haase, the Company's former Senior Vice President and Secretary and the wife of Werner Haase, the Company's former President, Co-Chairman and Chief Executive Officer. In connection with the transaction, the Company received a promissory note in the amount of $704,000, which bears interest at a rate of 6% per annum and is payable to the Company in equal quarterly installments of $58,667 over three years. In addition, the Company entered into an exclusivity agreement whereby its U.S. offices will use their best efforts to make their corporate travel arrangements through Journey Corp. .Com until July 31, 2003. Upon consummation of the sale of JourneyCorp, Mrs. Haase resigned from her positions as Senior Vice President and Secretary of the Company.

         In April 2000, the Company entered into a two-year Joint Marketing Agreement with Spherion Corporation, then a 5% stockholder, which renews automatically for one-year periods unless terminated by either party 60 days prior to the end of the relevant term. In addition, the agreement may be terminated by either party upon 120 days written notice. Under the agreement, the Company and Spherion agreed to cross-sell one another's products and offerings, using their respective promotional materials and customer service representatives, with a finder's fee being paid to the generating party based on the first twelve months' revenue generated. Each also agreed to assign a senior executive to monitor and grow the relationship.

         In October 2000, the Company sold the operations previously acquired by the acquisitions of Enterprise Solutions Group, Inc., Catalyst Consulting Services, Inc. and a portion of the operations of Sterling Carteret, Inc. to Xceed Retail Solutions Group, Inc., a company formed and privately-owned by Gary
S. Kahl, the Company's former Executive Vice President of National Practices, and other former employees of the Company, in a negotiated transaction in exchange for the assumption by Xceed Retail Solutions Group of the liabilities related to these operations. In connection with that sale, the Company granted a temporary nonexclusive license to Xceed Retail Solutions Group to use the XCEED service mark. The license expired in January 2001. Upon consummation of the sale of these operations to Xceed Retail Solutions Group, Mr. Kahl resigned his positions with the Company and Mr. Kahl and the other former employees joining Xceed Retail Solutions Group agreed to relinquish their stock options and all claims for severance compensation from the Company.

         In November 2000, the Company sold the Performance Enhancement Business to 488 Performance Group, Inc., a company formed and privately-owned by Werner
G. Haase, the Company's former President, Chief Executive Officer, Co-chairman and director, in a negotiated transaction in exchange for a purchase price comprised of a promissory note from 488 Performance Group in the principal amount of $3,600,000, the assumption by 488 Performance Group of all liabilities related to the Performance Enhancement Business and the retention by the Company of $2,000,000 in cash collected from receivables associated with the Performance Enhancement Business. The purchase price is subject to adjustment under certain circumstances.

Upon consummation of the sale of the Performance Enhancement Business to 488 Performance Group, a third party purchased from the Company for $100,000 in cash a promissory note to Journeycraft, payable by Mr. Haase, maturing in 2016 and having a balance of $1,247,483.15 as of the date of the sale.

                            CURRENT EXECUTIVE OFFICERS

         Because all of the Named Executive Officers are no longer employed by the Company, the information below is being provided regarding the Company's current executive officers.

                  NAME                AGE                       POSITION
                  ----                ---                       --------
         Howard A. Tullman            55               Chief Executive Officer
         Douglas C. Laux              48               Chief Financial Officer and Treasurer
         Richard R. Dennerline        36               Chief Legal Officer and Secretary
         Paul P. Schmidman            47               Executive Vice President

         Douglas C. Laux has been employed by the Company since October 2000 and was designated as Chief Financial Officer and Treasurer in November 2000. From February 2000 until October 2000, Mr. Laux was the chief financial officer for Drinks.com, Inc., an on-line marketing company and retailer of wine, beer and spirits. From September 1995 until January 2000, Mr. Laux served as the chief financial officer at Platinum Entertainment, Inc., a music entertainment company and was its chief operating officer from mid-1998 until January 2000. Platinum Entertainment filed for Chapter 11 bankruptcy protection in July 2000 in U.S. Bankruptcy Court in Chicago, Illinois.

         Richard R. Dennerline has been employed by the Company since September 2000 and was designated as Chief Legal Officer in November 2000 and as Secretary in October 2000. From June 1997 until September 2000, Mr. Dennerline was a partner in the law firm of Freeborn & Peters in Chicago, Illinois, with which he was also an associate from April 1995 until May 1997. Mr. Dennerline currently acts as an independent consultant to Freeborn & Peters. From May 1989 through March 1995, Mr. Dennerline was an associate with the law firm of Sidley & Austin in Chicago, Illinois.

         Paul P. Schmidman has served as the Company's Executive Vice President since March 1999. From May 1998 until March 1999, Mr. Schmidman was senior vice president and general manager of interactive media at THINK New Ideas, Inc., a provider of marketing technology and interactive business solutions. From December 1996 until December 1998, Mr. Schmidman served as executive vice president and general manager of BoxTop Interactive. From January 1996 until December 1996, Mr. Schmidman was a consultant with ElectroGig, Software Ventures, RT-Set and 7th Level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following sets forth information regarding beneficial ownership of the Company's Common Stock as of February 19, 2001 by:

         Each person known to the Company who beneficially owns more than 5% of the outstanding shares of Common Stock, each of the Company's directors (and nominees for director) and Named Executive Officers and all of the Company's directors (and nominees for director) and executive officers as a group.

         Unless otherwise indicated, the address of each person below is c/o Worldwide Xceed Group, Inc., 233 Broadway, New York, New York 10279.

                                                                  AMOUNT AND NATURE OF     PERCENTAGE OF COMMON
            NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP     STOCK OUTSTANDING(1)
            ------------------------------------                  --------------------     --------------------
Werner G. Haase(2)......................................                   589,450(3)                1.0%
Scott A. Mednick(4).....................................                 1,699,990(5)                2.8%
Howard A. Tullman.......................................                 1,002,200(6)                1.6%
William N. Zabit(7).....................................                    1,179,828                2.0%
Douglas C. Laux.........................................                   175,000(8)                   *
Richard R. Dennerline...................................                   245,000(9)                   *
Paul P. Schmidman.......................................                  493,140(10)                   *
Terry A. Anderson.......................................                  150,000(11)                   *
19197 River Road
Athens, OH 45701
Edward A. Bennett.......................................                  412,411(12)                   *
725 Washington Street
New York, NY 10014
John A. Bermingham......................................                  250,000(13)                   *
9 Raintree Court
Kinnelon, NJ 07405
Norman Docteroff(14)....................................                           --                   *
81 Two Bridges Road
Fairfield, NJ 07004
Stuart Emanuel..........................................                  250,000(15)                   *
832 Commerce Drive
Oak Brook, IL  60523
Raymond Marcy (16)......................................                           --                   *
2050 Spectrum Boulevard
Ft. Lauderdale, FL  33309
Directors and Executive Officers as a Group (8 persons)                     2,877,751                4.6%

--------------------
(1) Percentage of class as set forth below is calculated based on the number of shares outstanding on February 19, 2001.
(2) Mr. Haase resigned as Chief Executive Officer and Co-Chairman of the Company in August 2000. Mr. Haase resigned as President in November 2000.

(3) Excludes 876,950 shares of Common Stock held by Mr. Haase's wife, Nurit Kahane Haase. Werner Haase disclaims any beneficial interest in the shares held by his wife.
(4)   Mr. Mednick resigned as Chairman of the Company in December 2000.
(5)   Represents 1,699,990 currently exercisable options to acquire Common
      Stock.
(6)   Includes 1,000,000 currently exercisable options to acquire Common Stock.
(7)   Mr. Zabit resigned as President of the Company in March 2000.
(8)   Includes 175,000 currently exercisable options to acquire Common Stock.
(9)   Includes 245,000 currently exercisable options to acquire Common Stock.
(10)  Includes 493,140 currently exercisable options to acquire Common Stock.
(11)  Represents 150,000 currently exercisable options to acquire Common Stock.
(12)  Includes 150,000 currently exercisable options to acquire Common Stock.
(13)  Includes 250,000 currently exercisable options to acquire Common Stock.
(14)  Mr. Docteroff resigned as a director of the Company in December 2000.
(15)  Includes 150,000 currently exercisable options to acquire Common Stock.
(16)  Mr. Marcy resigned as a director of the Company in November 2000.

*     Represents less than one percent (1%) ownership.


                         PROPOSAL 2--REVERSE STOCK SPLIT

         The Board of Directors has approved and hereby is soliciting stockholder approval of an amendment to Article FOURTH of the Company's Certificate of Incorporation (the "Amendment") pursuant to which each ten (10) shares of the issued and outstanding shares of Common Stock shall be converted into one (1) issued and outstanding share of Common Stock. If the Company's stockholders approve the proposed Amendment, the following new Sections 3, 4, 5 and 6 would be added to Article FOURTH, which would read as follows:

                  SECTION 3.  CONVERSION OF COMMON STOCK.

                  At the time of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, (a) each ten (10) shares of issued and outstanding common stock shall automatically, without the necessity of any further action on the part of the holder thereof, be changed and reclassified into one (1) share of common stock. Upon the occurrence of the reclassification effected by this Article Fourth, Section 3 (the "Conversion"), each certificate for outstanding shares of common stock dated prior to the effective date of the Conversion ("Old Common Stock") shall evidence, and be deemed to evidence, the number of shares of common stock into which the shares previously evidenced by such certificate shall have been reclassified in accordance with this Article Fourth, Section 3, and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the certificates evidencing Old Common Stock shall have been surrendered or new certificates evidencing the number of shares of common stock into which such shares have been reclassified have been issued in accordance with Article Fourth, Section 4 hereof.

                  SECTION 4.  SUBSEQUENT REISSUANCE OF CERTIFICATES.

                  Following the occurrence of the Conversion, each holder of shares of Old Common Stock shall receive a letter of transmittal from the Corporation's transfer agent and shall either (a) surrender each certificate evidencing any such shares pursuant to the instructions in such letter of transmittal or (b) notify the Corporation that such certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the reissuance of such lost, stolen or destroyed certificate. The Corporation shall thereupon issue and deliver or cause to be issued and delivered to such holder a certificate or certificates, in the name shown on such certificate evidencing Old Common Stock, for the number of whole shares of common stock into which the shares of Old Common Stock evidenced by the surrendered
         (or lost, stolen or destroyed) certificate have been reclassified, dated as of the date on which the Conversion become effective. The Corporation shall not be obligated to issue any certificate evidencing shares of common stock in connection with the Conversion except in accordance with this Article Fourth, Section 4.

                  SECTION 5.        FRACTIONAL SHARES.

                  Notwithstanding the foregoing, no fraction of a share of common stock shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Old Common Stock who would otherwise be entitled to a fraction of a share of common stock (after aggregating all fractional shares of Common Stock to be received by such holder) shall receive from the Corporation the number of shares of common stock the holder would otherwise be entitled to, rounded up to the next number of whole shares of common stock.

                  SECTION 6.        PAR VALUE OF COMMON STOCK.

                  The par value of the Common Stock as set forth in Article Fourth, Section 1 hereof shall remain unchanged by the Conversion.

         If approved, this ten-for-one reverse stock split (the "Reverse Split") will become effective upon filing an amendment to the Company's Certificate of Incorporation with the Secretary of the State of Delaware. Once implemented, the Reverse Split would result in each holder of the Company's Common Stock on the Record Date owning fewer shares of Common Stock than they owned immediately before the Reverse Split, and outstanding options, warrants, and other convertible rights will become exercisable to purchase a fewer number of shares of Common Stock at an exercise price per share increased by the factor of the Reverse Split. Fractional shares, options and warrants will be rounded up to the nearest whole number.

         In order to effect the Reverse Split as currently described, the stockholders are being asked to approve the Amendment to the Company's Certificate of Incorporation. The Board of Directors, however, reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the Reverse Split if at any time prior to the Amendment's effectiveness, the Board of Directors determines in its sole discretion, that the Reverse Split is no longer in the best interests of the Company or its stockholders. The Board of Directors may at any time make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Secretary of State of the State of Delaware and give effect to the Reverse Split.

                          EFFECTS OF THE REVERSE SPLIT

         The Reverse Split will not affect in any manner the rights and preferences of the Company's stockholders. There will be no change in the voting rights, right to participate in stock or cash dividends, or rights upon the liquidation or dissolution of the Company of holders of Common Stock; nor will the Reverse Split affect in any manner the ability of the Company's stockholders to sell under Rule 144 or otherwise engage in market transactions in accordance with federal and state securities laws. Any and all outstanding options, warrants and other rights exercisable or convertible into shares of Common Stock will be adjusted as a result of the Reverse Split. The adjustment will consist of an increase in the exercise price or conversion value per share by the factor of the Reverse Split and the number of shares issuable upon exercise or conversion will be reduced by the same factor. For example, if a ten-for-one (10-for-1) Reverse Split is implemented, an option, warrant or other right exercisable or convertible into 1,000 shares of Common Stock at an exercise price or conversion value of $1.00 per share immediately before implementation of the Reverse Split would be exercisable or convertible into 100 shares of Common Stock at an exercise price or conversion value of $10.00 per share immediately after implementation of the Reverse Split. All other relative rights and preferences of holders of outstanding options, warrants and other rights convertible or exercisable into shares of the Company's Common Stock shall remain unchanged The Company currently has no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction.

                            REASONS FOR REVERSE SPLIT

         The Board of Directors believes that approval of the Reverse Split is in the best interest of the Company and its shareholders for several reasons. First, as the Company's Common Stock is listed on The Nasdaq National Market ("Nasdaq"), the Company must qualify for continued listing on NASDAQ under the NASDAQ maintenance criteria. The NASDAQ maintenance criteria include, among other things, the requirement that its Common Stock maintain a minimum bid price of at least $1.00 per share, and the requirement that the market value of the Company's public float be at least $5,000,000. As of the date of this Proxy Statement, the Company does not satisfy the minimum bid price criteria. As a result, it may be necessary to implement a reverse split of the Company's Common Stock in order to meet the Nasdaq maintenance criteria and to ensure that the Company's Common Stock will continue to qualify for listing on NASDAQ. Additionally, the Board of Directors believes that a Reverse Split, which will result in a higher per share trading price of the Company's Common Stock, will enable the Company to attract additional interest in its Common Stock from the investment community, and particularly market-makers. Numerous broker-dealers and investment bankers require that a company's common stock have a minimum public trading price before those broker-dealers or investment bankers will agree to make a market in that security. As a result, we believe that the Reverse Split has the potential of improving the liquidity of the public market for the Company's Common Stock.

         There can be no assurance that the reverse stock split will have the desired effects or that the price of the Common Stock will increase at all. The market price of the Common Stock may decrease to pre-split levels, and the market capitalization following the reverse stock split may be equal to the Common Stock's current market capitalization.

                         MECHANICS OF THE REVERSE SPLIT

         If the Reverse Split is approved by the requisite vote of the Company's stockholders and the Board of Directors does not thereafter elect to abandon the Reverse Split as described above, the Amendment will be filed with the Secretary of State of the State of Delaware. The Reverse Split will be effective on the date of such filing. Upon filing the Amendment, every ten (10) issued and outstanding shares of Common Stock will, immediately following filing of the Amendment, be automatically and without any action on the part of the stockholders, converted into and reconstituted as one (1) share of Common Stock.

         As soon as practicable after the effective date, the Company will mail or cause to be mailed, a letter of transmittal to each stockholder of record of shares of Common Stock outstanding as of the effective date. The letter of transmittal will set forth instructions for surrender to the Company's transfer agent of the certificates representing the Common Stock prior to the Reverse Split in exchange for the certificates representing the appropriate number of shares of Common Stock following the Reverse Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO THE RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY. Until this exchange is completed, the stockholders' Common Stock shall be deemed equal to the new number of whole shares of Common Stock to which each shareholder is entitled as a result of the Reverse Split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REVERSE SPLIT.

PROPOSAL 3--AMENDMENT TO THE AMENDED AND RESTATED MILLENNIUM STOCK OPTION PLAN

Description of Proposed Amendment

         Stockholders are being asked to approve an amendment to the Amended and Restated Millennium Stock Option Plan (the "Millennium Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 11,000,000 shares, from 9,000,000 to 20,000,000 and to increase the maximum number of shares which may be issued to an employee from 1,000,000 shares to 5,000,000 shares. If the proposed 10-for-1 reverse stock split described in the preceding Proposal 2 is approved and becomes effective, the number of shares of Common Stock reserved for issuance under the Millennium Plan as amended by this Proposal 3 would be 2,000,000 shares and the maximum number of shares which may be issued to an employee would be 500,000 shares.

         Except as specifically noted, all numbers in the description of this Proposal 3 and in the summary below do not give effect to the proposed 10-for-1 reverse stock split described in the preceding Proposal 2.

         The Board of Directors believes that the increase in the number of shares reserved for issuance under the Millennium Plan is in the best interests of the Company because of the continuing need to provide stock options to attract and retain quality employees. The Board believes that the additional reserve of shares with respect to which equity incentives may be granted will provide the Company with additional flexibility to facilitate the expansion and retention of its workforce. The Board of Directors has authorized amendment of the Millennium Plan subject to stockholder approval.

         Below is a summary of the principal provisions of the Millennium Plan, assuming stockholder approval of the amendment.

Description of the Millennium Plan

         The Millennium Plan provides for the grant of options that qualify as incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") and options that do not so qualify ("NQSOs") with respect to, in the aggregate, up to 20,000,000 shares of Common Stock (which number is subject to adjustment in the event of stock dividends, stock splits and other similar events). No employee may be issued more than 5,000,000 shares pursuant to options granted under the Millennium Plan during the term of the plan. To the extent that an ISO or NQSO is not exercised within the period of exercisability specified therein, it will expire as to the then unexercised portion. If any ISO or NQSO terminates prior to exercise thereof and during the duration of the Millennium Plan, the shares of Common Stock as to which such option or right was not exercised will again become available under the Millennium Plan for the grant of additional options or rights to any eligible individual. The shares of Common Stock subject to the Millennium Plan may be made available from authorized but unissued shares, treasury shares, or both.

         Administration

         Pursuant to its terms, the Millennium Plan may be administered by: (a) the Board of Directors; or (b) in the discretion of the Board of Directors, a committee (the "Committee") consisting of two or more members of the Board of Directors, each of whom must be (i) a "Non-Employee" director as such term is defined by Rule 16b-3 (as amended from time to time, "Rule 16b-3") under the Exchange Act and (ii) and "Outside Director" as such term is defined in Section 162(m) of the Code and the regulations thereunder. The Board of Directors or the Committee (by a majority vote or, in the case of two members, by unanimous vote) generally has the authority to determine the individuals to whom and the date on which options are to be granted, the number of shares of stock to be subject to each option, the exercise price of such options, the terms of any vesting or forfeiture schedule and the other terms and provisions of each option. Only the Committee may grant options to employees covered under Section 162(m) of the Code. Currently, each of the Company's stock option plans is administered by the Compensation Committee. All options granted under the Millennium Plan will be evidenced by option agreements which shall contain the applicable terms and conditions.

Section 16(b) Compliance

         It is intended that transactions pursuant to the Millennium Plan will satisfy the conditions of Rule 16b-3, as amended, promulgated under Section 16 of the Exchange Act. Section 16(b) of the Exchange Act provides that any so-called "short-swing profits," that is, a profit realized by an officer, director or owner of ten percent (10%) or more of the outstanding securities on a purchase and a sale of stock within a six-month period, are recoverable by the issuer of the securities. Although the application of Section 16(b) (and the rules promulgated thereunder) is complex, Rule 16b-3 generally mitigates the impact of Section 16(b) by providing an exemption from the liability provisions for transactions that satisfy the conditions of Rule 16b-3.

Eligibility and Extent of Participation

         ISOs may be granted pursuant to the Millennium Plan only to employees (including officers and directors) of the Company (and its subsidiaries). NQSOs may be granted pursuant to the Millennium Plan to officers, directors, employees or consultants of the Company (and its subsidiaries). As of February 15, 2001, an aggregate of approximately 400 persons were eligible to participate in the Millennium Plan, including 5 directors, 4 executive officers and all other employees.

         There is no minimum number of shares of Common Stock with respect to which an option may be granted. However, if the aggregate fair market value (as of the time of grant) of shares of Common Stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all stock option plans of the Company) exceeds $100,000, such excess options shall be treated as NQSOs.

Purchase Price and Exercise of Options

         The price at which shares of Common Stock subject to an option may be purchased is determined by the Board of Directors (or the Committee); however, the exercise price of shares of Common Stock issuable upon exercise of an ISO may not be less than one hundred percent (100%) of the fair market value of the Common Stock on the date of grant. However, if an ISO is granted to an optionee who owns more than ten percent (10%) of the voting power of the capital stock of the Company, the minimum exercise price may not be less than one hundred ten percent (110%) of the fair market value of the Common Stock on the date of grant. Any cash proceeds received by the Company from the exercise of the options will be used for general corporate purposes.

Expiration and Transfer of Options

         The Board of Directors (or the Committee) has the sole discretion to fix the period within which any ISO or NQSO may be exercised. Any ISO granted under the Millennium Plan to a ten percent (10%) or less stockholder and any NQSO shall be exercised during a period of not more than ten years from the date of grant and any ISO granted to a greater than ten percent (10%) stockholder shall be exercised within five years from the date of grant. No ISO may be granted under the Millennium Plan more than ten years after the date of adoption of the Millennium Plan.

         Options granted under the Millennium Plan are not transferable except upon death. Options generally may be exercised only while the option holder is employed by the Company, or in some cases, within three months of termination of employment. In the event of disability of an option holder, options may generally be exercised to the extent of the accrued right to exercise the option within one year of termination of employment due to disability. In the event of the death of an option holder, options may be exercised subject to expiration of the option within three years after the date of death, to the extent of the accrued right to exercise the option at the date of death. In the event the employment of an option holder is terminated for cause, an option holder's rights under all options are generally immediately forfeited.

         Upon a reorganization, merger or consolidation of the Company as a result of which the outstanding Common Stock is changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company, the Millennium Plan will terminate and all outstanding options previously granted thereunder shall terminate, unless provision is made in connection with such transaction for the continuance of the Millennium Plan or for the assumption of options theretofore granted. If the Millennium Plan and unexercised options are to terminate pursuant to such transaction, persons owning any unexercised portions of options then outstanding will have the right, prior to the consummation of the transaction, to exercise the unexercised portions of their options, including the portions thereof which would, but for such transaction, not yet be exercisable.

Federal Income Tax Considerations

         In general, an option holder will not recognize taxable income upon grant or exercise of an ISO and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value on the date of the exercise of the shares received over the exercise price of shares will generally be treated as an adjustment to the option holder's alternative minimum taxable income. In order for the exercise of an ISO to qualify for the foregoing corporation tax treatment, the option holder generally must be an employee of the Company or a subsidiary from the date the ISO is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply.

         If the option holder has held the ISO (or the shares acquired upon exercise thereof) for at least two years after the date of grant and the shares acquired upon exercise of the options for at least one year after the date of exercise, upon disposition of the shares by the option holder, the difference, if any, between the sale price of the shares and the exercise price of the option will be treated as capital gain or loss. If the option holder does not satisfy these holding period requirements, the option holder will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of gain realized, if any, will be a capital gain with the holding period generally determined from the date the option was exercised. If the option holder sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the exercise price of the option. If the option holder includes the ordinary income in income or the Company complies with the applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the option holder recognizes ordinary income, subject to any deduction limitation under Section 162(m).

         In general, an option holder to whom a NQSO is granted will recognize no income and the Company will not be entitled to any business expense deduction at the time of the grant of the option. Upon exercise of a NQSO, an option holder will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option. If the option holder includes such amount in income or the Company complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the option holder recognizes ordinary income, subject to any deduction limitation under
Section 162(m).

         Section 162(m) of the Code and the regulations proposed thereunder generally would disallow the Company a federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation paid to any of such individuals exceeds one million dollars in any year. Section 162(m) generally does not disallow a deduction for payments of qualified "performance-based compensation" the material terms of which have been disclosed to and approved by stockholders. The Company intends that compensation attributable to options and subject to performance objectives granted under the Millennium Plan will be qualified "performance-based compensation."

         Under certain circumstances, the accelerated vesting or the cashout or exercise of options in connection with a change in control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the option holder may be subject to a 20% excise tax and the Company may be denied a tax deduction.

Exercise of Options

         Generally, an option will be exercised by the tender of written notice of the option holder's intention to exercise, and payment in cash of the aggregate exercise price for the shares of Common Stock for which the option is being exercised. The Board of Directors (or the Committee) may, however, permit an optionee to pay all or a portion of the exercise price by delivering to the Company shares of Common Stock having an aggregate fair market value at least equal to such aggregate exercise price. An option may also be exercised by tender to the Company of a written notice of exercise together with advice of the delivery of an order to a broker to sell part or all of the shares of Common Stock subject to such exercise notice and an irrevocable order to such broker to deliver to the Company sufficient proceeds from the sale of such shares to pay the exercise price and any withholding taxes (a "cashless exercise") provided all documentation and procedures are approved in advance by the Board of Directors (or the Committee). The Company has the authority under the Millennium Plan to assist any employee of the Company with the payment of the purchase price of the Common Stock by lending the amount of the purchase price to the employee, on terms, including rate of interest and security for the loan, as the Board of Directors (or the Committee) shall authorize.

Amendments to the Millennium Plan and Termination

         The Board of Directors may at any time terminate the Millennium Plan or make such amendments thereto as its deems advisable and in the best interests of the Company, without action on the part of the Company's stockholders, unless such approval is required pursuant to Section 422 of the Code or other federal or state law, rule or regulation and, provided that, no such action may be taken if it affects or impairs the rights of an individual holding options previously granted (absent such holder's consent). No ISO may be granted ten years after the adoption of the Millennium Plan.

New Plan Benefits

         Because the Board of Directors has discretion in determining the persons who will receive grants of options under the Millennium Plan and the number of shares covered by any such options, the persons to whom options will be granted in the future and the number of options that will be granted in the future are not determinable. However, the following table presents information on options that are currently expected to be granted under the Millennium Plan during fiscal year 2001, subject to stockholder approval of this Proposal 3.

New Plan Benefits Table

         Because all of the Named Executive Officers are no longer employed by the Company, information regarding the benefits to be received by executives and all officers of the Company is provided with respect to the current executives and officers of the Company.


               NAME AND PRINCIPAL POSITION                 DOLLAR VALUE ($)(1)   NUMBER OF SHARES UNDERLYING OPTIONS
               ---------------------------                 ------------          -----------------------------------

Howard A. Tullman - Chief Executive Officer                                                      1,750,000
Douglas A. Laux - Chief Financial Officer and Treasurer                                            350,000
Richard R. Dennerline - Chief Legal Officer                                                        490,000
Paul P. Schmidman - Executive Vice President                                                       392,500
Executive Officer Group (4 persons)                                                              2,982,500
Non-Executive Officer Director Group (4 persons)                                                   600,000
Non-Executive  Officer Employee Group  (approximately 400
persons)                                                                                         4,000,000


--------------------
(1) The value of the listed shares is not determinable at this time. Unless otherwise noted, the exercise price of each of these options is (or will be, as applicable) the closing price of a share of Common Stock on the Nasdaq National Market on the date of the relevant option grant.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE AMENDED AND RESTATED MILLENNIUM STOCK OPTION PLAN.

                   PROPOSAL 4--AMENDMENT OF ARTICLE FOURTH OF
                          CERTIFICATE OF INCORPORATION

         The Board of Directors has unanimously approved, and recommends that the stockholders adopt, an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000. If the Company's stockholders adopt the proposed amendment, existing Article FOURTH would be amended to read as follows:

                  FOURTH:

                  SECTION 1. The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million shares of common stock, par value $.01 per share, and One Million shares of Blank Check Preferred Stock, par value $.05 per share.

         The Company currently is authorized to issue 100,000,000 shares of Common Stock, of which 60,022,928 shares were outstanding as of February 19, 2001. In addition, as of February 19, 2001, there were 4,100,000 shares of Common Stock reserved for issuance under the Company's stock option plans, 12,494,184 shares reserved for issuance upon conversion of Series A Cumulative Convertible Preferred Stock, 20,000 shares held in the Company's treasury and 4,726,562 shares reserved for issuance upon exercise of outstanding warrants, leaving 18,636,326 shares of Common Stock available for issuance. If adopted, the proposed amendment would increase the number of authorized shares of Common Stock to 200,000,000, of which 118,636,326 would be available for issuance.

         The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company's Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issue of Common Stock or securities convertible into Common Stock.

         The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

         o        future acquisitions
         o        investment opportunities
         o        stock splits
         o        stock dividends or other distributions
         o        conversion of convertible securities
         o        future financings and other corporate purposes

The Company currently has no binding agreements or understandings regarding the issuance of additional shares of Common Stock. However, the Company is actively pursuing financings which may result in the issuance of additional shares of Common Stock.

         Under the provisions of the Delaware General Corporation Law, a board of directors generally may issue authorized but unissued shares of common stock without stockholder approval. A substantial number of authorized but unissued shares of Common Stock not reserved for specific purposes will allow the Company to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders. The issuance of additional shares of Common Stock may reduce stockholders' equity per share and may reduce the percentage of ownership of Common Stock of existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of additional shares of Common Stock unless required by law or the rules of the Nasdaq National Market or any other stock exchanges on which the Common Stock may be listed. The Nasdaq National Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding by 20% or more.

         Although the Company currently has no reason to believe that a takeover attempt is likely to occur, increasing the number of authorized shares of Common Stock may provide the Company with the means of discouraging a possible attempt. These additional shares of Common Stock could be used in the future, through private sales to purchasers allied with management or otherwise, to dilute the stock ownership of persons seeking to obtain control of the Company, thus making less likely a change in control of the Company, whether or not favored by a majority of the unaffiliated stockholders, with the possible effect of deterring an offer for the Company at a substantial premium over the current market price of the Common Stock. The Company has no present intention to issue securities for this purpose.

         The Company's Certificate of Incorporation currently reflects that the Company is authorized to issue 1,000,000 shares of Blank Check Preferred Stock. The Board of Directors is proposing a further amendment to Article FOURTH which includes a description of the authority previously granted to the Board of Directors to authorize the issuance of up to 1,000,000 shares of preferred stock with rights, preferences and limitations as determined by the Board of Directors. These shares of Blank Check Preferred Stock could be issued by the Board of Directors in one or more transactions with terms which might make the acquisition of a controlling interest in the Company more difficult or costly. If the Company's stockholders approve the proposed amendment, a new Section 2 would be added to Article FOURTH, which would read as follows:

                  SECTION 2.        BLANK CHECK PREFERRED STOCK.

                           The Blank Check Preferred Stock may be issued from
                  time to time in one or more series. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors is authorized to provide for the issuance of and issue shares of Blank Check Preferred Stock in series and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Blank Check Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the total voting power of the Common Stock, without a vote of the holders of any of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of preferred stock.

         This change is intended to accurately reflect the Company's current authority to issue shares with the rights and preferences as may be determined by the Board of Directors of the Company. The amendment would not change the Board of Directors' current authority to issue preferred stock or modify or expand the Board of Directors' powers to define the rights or terms of any series or class of preferred stock. The adoption of the change will not effect the rights and preferences of the Company's common stockholders.

         The Company has no agreements or understandings regarding the issuance of additional shares of Blank Check Preferred Stock. Although the Company currently has no reason to believe that a takeover attempt is likely to occur, the authorized shares of Blank Check Preferred Stock may provide the Company with the means of discouraging a possible attempt. These shares of Preferred Stock could be used in the future, through private sales to purchasers allied with management or otherwise, to dilute the stock ownership of persons seeking to obtain control of the Company, thus making less likely a change in control of the Company, whether or not favored by a majority of the unaffiliated stockholders, with the possible effect of deterring an offer for the Company at a substantial premium over the current market price of the Common Stock. The Company has no present intention to issue securities for this purpose.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDMENT OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION.

                     PROPOSAL 5--RATIFICATION OF APPOINTMENT
                   OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Company's financial statements for the fiscal year ended August 31, 2000, were audited by Deloitte & Touche LLP ("Deloitte & Touche").

         The Company's financial statements for the fiscal year ended August 31, 1999, were audited by Holtz Rubenstein & Co., LLP ("Holtz Rubenstein"). Pursuant to the decision of the Board of Directors, effective January 21, 2000, the Company dismissed Holtz Rubenstein as the Company's independent certified public accountants. The reports of Holtz Rubenstein on the financial statements of the Company for the fiscal years ended August 31, 1998 and 1999 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         The foregoing was reported by the Company on Form 8-K filed with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. As previously disclosed therein, there were no disagreements at the decision making level (i.e., between personnel of the Company responsible for the presentation of its financial statements and personnel of Holtz Rubenstein responsible for rendering its report) with Holtz Rubenstein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         At the time of the filing of the applicable Form 8-K, the Company provided Holtz Rubenstein with a copy of this disclosure and requested that Holtz Rubenstein furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Holtz Rubenstein agreed with the statements made by the Company hereinabove and, if not, stating the respects in which it did not agree. A copy of the letter of Holtz Rubenstein was previously filed with the Securities and Exchange Commission.

         The Board of Directors appointed Deloitte & Touche LLP, as the Company's independent certified public accountants to examine and report on the Company's consolidated financial statements for the 2001 fiscal year and recommends that the stockholders ratify the appointment. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee and the Board of Directors will consider the appointment of other independent certified public accountants. One or more representatives of Deloitte & Touche will be present at the Annual Meeting. They will have the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                VOTING PROCEDURES

         Howard A. Tullman and Richard R. Dennerline, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors of the Company to serve in such capacity. Each of Mr. Tullman and Mr. Dennerline serve as an executive officer of the Company and Mr. Tullman serves as a director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this proxy statement. The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this proxy statement and specified in the notice of Annual Meeting, and so far as is known to the Board of Directors, no other matters are to be brought before the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

         You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Company's Secretary, submit another properly executed proxy with a more recent date, or vote in person at the Annual Meeting.

                                     QUORUM

         The required quorum for the transaction of business at the Annual Meeting will be a majority of the outstanding shares of Common Stock entitled to vote on the record date, represented in person or by proxy. Directions to withhold authority, abstentions and broker non-votes will be treated as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

                                 REQUIRED VOTE

         A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director. Stockholders will not be allowed to cumulate their votes in the election of directors. Broker non-votes will have no effect in the election of directors. Approval and adoption of the Reverse Split, amendment of the Millennium Plan and amendment to Article FOURTH of the Certificate of Incorporation will require the affirmative vote of a majority of the shares entitled to vote at the Meeting.

         Directions to withhold authority to vote will have no effect on the election of directors, because directors are elected by a plurality of the votes cast. Any proxy marked "abstain" with respect to the approval and adoption of the Reverse Split, amendment of the Millennium Plan and the amendment to Article FOURTH of the Certificate of Incorporation will have the effect of a vote against the proposal. Shares represented by proxy as to which there is a broker non-vote or a proxy in which authority to vote for any matter considered is withheld will have no effect on the vote for any matter.

                             STOCKHOLDER PROPOSALS

         To be considered for inclusion in the Company's proxy statement for the 2002 annual meeting, director nominations and other proposals of stockholders must be submitted in writing to the Company's Secretary and received at the Company's principal executive offices not less than one hundred twenty (120) calendar days in advance to February 26, 2002; provided, however, that if the date of the Company's 2002 Annual Meeting is different from the date of this year's annual meeting by more than sixty (60) days, then notice must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2002 annual meeting.


         All director nominations and other proposals of stockholders with regard to the 2002 annual meeting should be submitted by certified mail, return receipt requested, to Worldwide Xceed Group, Inc., 233 Broadway, New York, New York 10279, Attention: Secretary.

                         ANNUAL REPORT TO STOCKHOLDERS

         The Company's annual report on Form 10-K for the fiscal year ended August 31, 2000 and the Company's Quarterly Report on Form 10-Q for the first fiscal quarter ended November 30, 2000, as filed with the Securities and Exchange Commission, are being delivered to you with this Proxy Statement. All requests should be directed to Carol Weber, Stockholder Relations, at (212) 553-2000. In addition, the Annual Report and the Quarterly Report as well as additional filings with the Securities and Exchange Commission are available through the Company's web site at www.xceed.com.

                            EXPENSE OF SOLICITATION

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company has engaged the firm of Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Georgeson Shareholder Communications Inc. will receive a fee of $7,500 plus out-of-pocket expenses for these services. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                       By Order of the Board of Directors,


                                       Richard R. Dennerline, Secretary

                                       New York, New York
                                       February 26, 2001

                                                                      APPENDIX A


                          AMENDED AND RESTATED CHARTER

                               THE AUDIT COMMITTEE
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                           WORLDWIDE XCEED GROUP, INC.

                                December 14, 2000

         I. PURPOSE. The Audit Committee (the "COMMITTEE") of the Board of Directors (the "BOARD") of Worldwide Xceed Group, Inc., a Delaware corporation (the "COMPANY"), shall provide assistance to the members of the Board in fulfilling their oversight functions with regard to the Company's financial matters. In so doing, it shall be the responsibility of the Committee to maintain free and open means of communication between the members of the Board, the Company's independent public accountants who audit the Company's financial statements (the "AUDITORS"), and the Company's financial management. The Board shall have the ultimate authority and responsibility, based upon recommendations from the Committee, to select, and where appropriate, replace the Auditors, who are ultimately accountable to the Board of Directors and the Committee.

         While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The responsibility to plan and conduct audits is that of the Auditors. The Company's management has the responsibility to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is also not the duty of the Audit Committee to assure the Company's compliance with laws and regulations or compliance with the Company's code of ethical conduct. The primary responsibility for these matters rests with the Company's management.

         In its oversight capacity, the Audit Committee is neither intended nor equipped to guarantee with certainty to the full Board and stockholders the accuracy and quality of the Company's financial statements and accounting practices. The Audit Committee can do no more than rely upon information it receives, questions and assesses in fulfilling its functions.

         II. COMPOSITION. The Committee shall consist of at least three (3) independent directors, who shall satisfy the requirements of the National Association of Securities Dealers for companies listed on the Nasdaq National Market. Each Committee member shall be financially literate or shall become financially literate within a reasonable period after his or her appointment to the Committee, and further, at least one member of the Committee shall have accounting or related financial management expertise. Committee members and the Committee Chairman shall be designated by the full Board of Directors upon the recommendation of the

Chairman of the Board.

         III. FUNCTIONS. The Committee's functions may be divided into the following general categories: (1) assessing processes related to risks and control environment, (2) overseeing financial reporting, and (3) evaluating the independent audit processes. The Committee shall:

         A.                     RISK AND CONTROL ENVIRONMENT PROCESSES.

                           (i) Assist the Board of Directors of the Company in fulfilling its oversight functions with respect to the quality, integrity and annual independent audit of the Company's financial statements.

                           (ii) Review this Charter at least annually or as conditions dictate.

                           (iii) Perform such other functions as assigned by law, the Company's certificate of incorporation or bylaws, or the Board of Directors.

         B.                     Reporting Process.

                           (i)    Review with senior management and the
                  Auditors the Company's annual financial statements to be included in the Company's annual report on Form 10-K.

                           (ii) Review the interim financial statements with management and the Auditors the Company's financial statements relating to the Company's reports on Form 10-Q. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

                           (iii) Based upon discussions with, and reliance upon, management and the Auditors, cause to be prepared a report for inclusion in the Company's proxy statement, which report will satisfy the requirements of Item 7(e)(3) of
                  Schedule 14A under the Securities Exchange Act of 1934 (the "ACT"). In addition, the Committee will provide the disclosure required by Item 9(e) of Schedule 14A of the Act and provide any other audit committee-related disclosure, in filings with the Securities and Exchange Commission or otherwise required by applicable securities laws, rules and regulations or by the rules of any securities exchange or market on which securities of the Company are listed.

                           (iv) Discuss with the Auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles and financial disclosure practices used or proposed and the appropriateness of significant management judgments.

         C.                     AUDIT PROCESS.

                           (i) Recommend to the Board of Directors the selection of the Auditors, considering, among other things, independence and effectiveness. The Committee shall review and discuss with the Auditors all significant relationships the Auditors have with the Company to determine the Auditors' independence. The Committee shall also be responsible for approving the fees and other compensation to be paid to the Auditors. The Committee shall receive from the Auditors a formal written statement delineating all relationships affecting objectivity and independence between the Auditors and the Company.

                           (ii) Review the performance of the Auditors and recommend to the Board any proposed discharge of the Auditors when circumstances warrant.

                           (iii) Review any significant disagreements between management and the Auditors in connection with the preparation of the Company's financial statements.

                           (iv) Review with the Auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

                           (v) Provide an open avenue of communication among the Auditors, management and the Board of Directors.

         IV. MEETINGS. The Committee may have such meetings as the Chairman of the Committee may deem necessary. The Committee also shall meet at the request of the Chairman of the Committee or at the request of the Auditors or the Chief Executive Officer or the Chief Financial Officer. Members of senior management, the Auditors or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary. The Committee shall meet with the Auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

         The Chairman of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting. Two members of the Committee will constitute a quorum.

         V. COMMUNICATION WITH THE BOARD OF DIRECTORS. The Committee shall, after each meeting, report its activities, findings and conclusions to the full Board of Directors and provide the Board with copies of minutes of the Audit Committee meetings.

         VI. MINUTES. At each meeting, the Chairman shall select one Committee member to act as secretary and prepare minutes of the Committee's meetings. After approval by the Committee Chairman, such minutes shall be distributed to all directors.

                           WORLDWIDE XCEED GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO
                           BE HELD ON MARCH 20, 2001

         The undersigned stockholder of Worldwide Xceed Group, Inc. (the "Company") hereby appoints Howard A. Tullman and Richard R. Dennerline, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all shares of Common Stock, par value $0.01 per share, of the Company standing of record in the name of the undersigned at the close of business on February 8, 2001, at the Annual Meeting of Stockholders of the Company to be held on Tuesday, March 20, 2001, at 8:00 a.m. local time at the Millenium Hilton, 55 Church Street, New York New York, and at all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking any proxy heretofore given, and the undersigned authorizes and instructs such proxies to vote as follows:

--------------------------------------------------------------------------------
    IF NO DIRECTION IS INDICATED WITH RESPECT TO ANY ITEM, THIS PROXY WILL BE
                      VOTED FOR THE ADOPTION OF SUCH ITEM.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS

                           WORLDWIDE XCEED GROUP, INC.

                                 MARCH 20, 2001

[X] PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.



1.     ELECTION               [_]                     [_]             2.    AMEND ARTICLE            FOR  AGAINST  ABSTAIN
       OF                                                                   FOURTH TO EFFECT A
       DIRECTORS                                                            TEN-FOR-ONE REVERSE      [_]    [_]      [_]
                                                                            STOCK SPLIT OF THE
                                                                            ISSUED AND
                                                                            OUTSTANDING COMMON
                                                                            STOCK


                         Nominees:                                    3.    AMENDMENT TO THE         FOR  AGAINST  ABSTAIN
                         Howard A. Tullman                                  AMENDED AND RESTATED
                         Terry A. Anderson                                  MILLENNIUM STOCK         [_]    [_]      [_]
                         Edward A. Bennett                                  OPTION PLAN
                         John A. Bermingham
                         Stuart N. Emanuel

                       FOR all nominees      WITHHOLD AUTHORITY to    4.    AMEND ARTICLE            FOR  AGAINST  ABSTAIN
                        listed at right      vote for all nominees          FOURTH OF
                     (except as marked to       listed at right             CERTIFICATE OF           [_]    [_]      [_]
                         the contrary)                                      INCORPORATION
                                                                            TO INCREASE  THE
                                                                            NUMBER OF
                                                                            AUTHORIZED SHARES
                                                                            OF COMMON STOCK
                                                                            FROM 100,000,000 TO
                                                                            200,000,000 AND
                                                                            STATE THE TERMS OF
                                                                            AUTHORIZED BLANK
                                                                            CHECK PREFERRED
                                                                            STOCK

                                                                      5.    RATIFICATION OF          FOR  AGAINST  ABSTAIN
                                                                            DELOITTE & TOUCHE
                                                                            LLP                      [_]    [_]      [_]


       INSTRUCTIONS:  To withhold                                           PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE
       authority to vote for a given                                        ENCLOSED ENVELOPE PROMPTLY, SO AS TO ENSURE A
       nominee, strike through nominee's                                    QUORUM AT THE MEETING, REGARDLESS OF WHETHER
       name:                                                                YOU INTEND TO ATTEND THE MEETING IN PERSON.



                                                                           Receipt of the notice of annual meeting and the
                                                                           accompanying proxy statement is acknowledged.


SIGNATURE____________________________________SIGNATURE_________________________________DATE______________
                                                              IF HELD JOINTLY

NOTE: Please sign exactly as the name appears on the proxy. If shares are held by jointly, each owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.